GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
ANNOUNCES EXECUTIVE OFFICER CHANGE

Atlanta, Georgia, April 24, 2017 – Genuine Parts Company (NYSE: GPC) announced today that Thomas C. Gallagher, Executive Chairman of Genuine Parts Company, has informed the Board of Directors of his decision to retire as an executive officer and employee of the Company, effective June 30, 2017. Mr. Gallagher will continue to serve as Non-Executive Chairman of the Board following his retirement.

Paul Donahue, President and Chief Executive Officer of Genuine Parts Company, commented, “On behalf of the entire organization, we want to thank Tom for his 47 years of dedicated service to the Company. Tom positively influenced every aspect of the organization during his exceptional career, and his leadership as President from 1990 to January 2012 and CEO from 2004 to May 2016 guided our significant growth over this period. We are forever grateful for his many contributions to the Company and we wish him the very best for the future.”

Mr. Donahue added, “Tom has also served as our Chairman since 2005, and we look forward to his continued counsel as Non-Executive Chairman following his retirement.”

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2016 revenues of $15.3 billion.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Senior Vice President — Investor Relations – (678) 934-5628